EXHIBIT 10.6
PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the "Agreement") is entered into as of the 10th day of December, 2008, by and between Sinclair Educational Archaeological Research Expeditions, Inc. ("SeaRex") and Seafarer Exploration, Inc. ("Seafarer").

RECITALS

WHEREAS SeaRex desires to sell proprietary historical and archival research pertaining to a certain project that has previously been referred to as the DaVinci Project (the "DaVinci Project"); and

WHEREAS Seafarer desires to purchase the proprietary historical and archival research pertaining to the DaVinci Project.

NOW THEREFORE, in exchange for the consideration defined below, the parties agree to the following:

1.
Term. The term of this Agreement (the "Term") shall commence and be in full force and effect as of December 10, 2008 (the "Effective Date") and the Agreement will continue indefinitely until terminated according to Paragraph 7.

2.
Definition. The term the DaVinci Research Materials ("Davinci Research Materials") shall refer to any and all of the documents, data, records, reports, maps, compilations, computer models, writings and materials that are in any way related to the DaVinci Project that have been accumulated by SeaRex, any persons known to SeaRex, or any employees, contractors, consultants, officers, directors, agents, affiliates, or associates of SeaRex.

3.	Representations and Warranties of SeaRex. SeaRex represents and warrants that the following statements arc true and correct as of the Effective Date:

a.	SeaRex has exclusive ownership and control of all of the DaVinci Research Materials.
b.	SeaRex, or any person or entity known to SeaRex, has never previously disseminated, copied, distributed, or shared any of the contents of the DaVinci Research Materials with any third party.
c.
All of the information contained in the DaVinci Research Materials is currently owned by SeaRex and no copyright or other intellectual property rights violations exist with regards to the DaVinci Research Materials.

d.
SeaRex expressly agrees to indemnify Seafarer and hold Seafarer harmless from any action relating to any copyright or other intellectual property rights violations or lawsuits arising from the conduct of SeaRex with respect to the DaVinci Research Materials.

e.	SeaRex will deliver all copies and originals of the DaVinci Research Materials to Seafarer, and SeaRcx will not retain any copies or means of making reproductions of the DaVinci Research Materials.
f.
Upon delivery of the DaVinci Research Materials, SeaRex unconditionally, absolutely and irrevocably transfers and assigns all rights, title, interests, or benefits to the DaVinci Research Materials to Seafarer and agrees to relinquish and forever forgo any rights, title, interests or benefits whatsoever from the DaVinci Research Materials.

g.
SeaRex, by entering into this Agreement, understands and agrees that should any third party gain access to the DaVinci Research Materials, the damage to Seafarer would be irreparable and SeaRex covenants that it will never undertake any new research or attempt to ever reproduce anything relating to the DaVinci Research Materials for any other party without the express written permission of Seafarer.

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h. The DaVinci Research Materials contain sufficient data, information and documentation as to the approximate location of the DaVinci Project so that Seafarer will not have to pay any additional fees to research the Davinci Project.

4. Consideration. Seafarer may, in its sole discretion and if funds are available, pay SeaRex a fee of two hundred and fifty thousand dollars ($250,000.00) (the "Upfront Fees") less any funds previously paid to SeaRex in exchange for the Davinci Research Materials. SeaRex acknowledges that it previously received ten thousand dollars ($10,000) from Seafarer towards the purchase of the DaVinci Research Materials. The remaining Upfront Fees will be paid in the following increments:

a)	Ten thousand dollars ($10,000) will due upon execution of this Agreement;
b)	Thirty thousand dollars ($30,000) will be due by December 31, 2008 unless the parties mutually agree to extend the due date;
c)	Fifty thousand dollars ($50,000) will be due by February 15, 2009 unless the parties mutually agree to extend the due date; and
d)	One hundred and fifty thousand dollars ($150,000) will be due by March 31, 2009 unless the parties mutually agree to extend the due date.

In addition to the Upfront Fees, Seafarer agrees to pay SeaRex fourteen percent (14%) of the net liquidated value of any items actually recovered from the DaVinci Project less any and all expenses incurred by Seafarer relating to the DaVinci Project (the "Contingent Fees"). The Contingent Fees will be paid to SeaRex at the time that Seafarer actually receives funds.

5.
Exclusivity of DaVinci Research Materials. Seafarer will have exclusive rights to the DaVinci Research Materials during the Term of this Agreement. Moreover, SeaRex specifically agrees and acknowledges that it and/or its affiliates, associates or any person or entity known to SeaRex either now or in the future will not approach, have any contact with, discussions with, meet with, conference with or have any dialogue of any kind with any persons, entities or third parties regarding the sale of the DaVinci Research Materials during the Term of this Agreement.

6.
Delivery by SeaRex of DaVinci Research Materials. SeaRex agrees to deliver all of the DaVinci Research Materials to Seafarer at the time that Seafarer pays SeaRex the Upfront Fees described in Paragraph 5(b). Seafarer will return the DaVinci Research Materials to SeaRex if the Agreement is terminated according to Paragraph 7.

7.
Right to Terminate the Agreement. If Seafarer does not pay SeaRex the Upfront Fees by the due dates described in Paragraph 5, then SeaRex, in its sole discretion, may terminate the Agreement by providing written notice to Seafarer. If SeaRex terminates the Agreement then it agrees that within five (5) business days of providing written notice of termination it will pay back any and all funds that it has received from Seafarer. SeaRex specifically acknowledges that if Seafarer does not pay the Upfront Fees by any of the due dates described in Paragraph 5, then Seafarer will not have any further financial obligations whatsoever or owe any consideration or fees of any kind to SeaRex.

8.	Legal Matters. This Agreement shall be interpreted under and governed by the laws of the State of Florida.

9.
Venue. The Parties hereby agree that the venue of any action, proceeding, counterclaim,  crossclaim, or other litigation relating to, involving, or resulting from the enforcement of this Agreement shall be in Hillsborough County, Florida only.

10.	Binding Effect. This agreement shall be binding upon the parties and their respective personal representatives, heirs, successors and assigns.

11.
Modification and Waiver. This Agreement contains the entire Agreement of the parties and no change of any term or provisions of this Agreement shall be valid or binding unless the same shall be in writing and signed by all of the parties hereto. No waiver of any of the terms of this Agreement shall be valid unless signed by the party against whom the waiver is asserted. A waiver on any one occasion shall not he constructed as a bar to or a waiver of any right on any future occasion.

12.
Attorney's Fees. In the event that any party is required to engage in services of legal counsel to enforce the terms and conditions of this Agreement against any other party to this Agreement, regardless of whether such action results in litigation, the prevailing party shall be entitled to reimbursement of its reasonable attorney's fees and costs.

13.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which shall constitute one and the same instrument.

14.
Notices. Notice required or permitted to be given pursuant to the terms of this Agreement shall be deemed received five (5) days after deposit into the United States mail, postage prepaid, certified return receipt requested and addressed as provided below, or upon receipt if delivered by any other method:

To Seafarer:
Seafarer Exploration, Inc.
Attention: Kyle Kennedy
14497 N. Dale Mabry I highway, Suite 209N
Tampa, FL 33618

To SeaRex:
Sinclair Educational Archaeological Research Expeditions, Inc.
Attention: Vanessa E. Friedman or James J. Sinclair
15 Marlin Drive
St. Augustine, FL 32080

15.
Invalid Provision. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and the Agreement shall be constructed in all respects as if the invalid or unenforceable provisions were omitted.

16.
Equitable Remedies; Remedies Cumulative. All breaches of this Agreement are subject to specific enforcement, injunction and other forms of equitable relief, without prejudice to the right to seek damages or other remedies. The parties agree that monetary damages would not be sufficient remedy for a breach of this Agreement. The rights and remedies provided by this Agreement arc cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any other remedies. These rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise. The failure of any party to seek redress for violation of or to insist on the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

17.
Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes and cancels any prior communications, representations, understandings, and agreements, whether verbal or in writing, between the parties. No modifications of or changes to this Agreement shall be binding, nor can any of its provisions be waived, unless agreed to in writing by the parties.

18.	Advice of Counsel. Each party signing this Agreement:

a.     understands that this Agreement contains legally binding provisions;
b.     has had the opportunity to consult with a lawyer; and
c.     has either consulted a lawyer or consciously decided not to consult a lawyer.

19.
Miscellaneous. Whenever the single number is used in this Agreement and when required by the context, the same shall include plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision of this Agreement. Each and all of the covenants, terms, provisions and agreements in this Agreement contained shall be binding on and inure to the benefit of the parties and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date stated on the first page of this Agreement in a manner appropriate for each.

SeaRex:

/s/ Vanessa E Friedman
Vanessa E Friedman
President
Sinclair Educational Archaeological Research Expeditions, Inc.

/s/ James J Sinclair
James J Sinclair
Vice President
Sinclair Educational Archaeological Research Expeditions, Inc.

Seafarer:

/s/  Kyle Kennedy
Kyle Kennedy
Chief Executive e Officer Seafarer Exploration, Inc.